Exhibit 99.1
Oppenheimer Holdings Inc. Reports Fourth Quarter and Full Year 2020 Earnings

New York, January 29, 2021 – Oppenheimer Holdings Inc. (NYSE: OPY) (the "Company" or "Firm") today reported net income of $81.9 million or $6.56 basic earnings per share for the fourth quarter of 2020 compared with net income of $25.4 million or $1.99 basic earnings per share for the fourth quarter of 2019. Revenue for the fourth quarter of 2020 was $422.9 million compared to revenue of $295.9 million for the fourth quarter of 2019, an increase of 42.9%.
For the year ended December 31, 2020, the Company reported net income of $123.0 million or $9.73 basic net income per share compared with net income of $53.0 million or $4.10 basic net income per share for the year ended December 31, 2019. Revenue for the year ended December 31, 2020 was $1.2 billion compared to revenue of $1.0 billion for the year ended December 31, 2019, an increase of 16.0%.

Summary Operating Results (Unaudited)
('000s, except per share amounts or otherwise indicated)
Firm	4Q-20	4Q-19	FY-20	FY-19
Revenue	$422,908	$295,881	$1,198,667,000	$1,033,379,000
Compensation Expense	$244,073	$190,292	$770,997	$657,714
Non-compensation Expense	$65,040	$70,616	$258,670	$300,753
Pre-Tax Income	$113,795	$34,973	$169,000	$74,912
Income Taxes	$31,915	$9,538	$46,014	$21,959
Net Income	$81,880	$25,435	$122,986	$52,953
Earnings Per Share - Basic	$6.56	$1.99	$9.73	$4.10
Earnings Per Share - Diluted	$6.17	$1.84	$9.30	$3.82
Book Value Per Share	$54.93	$46.31	$54.93	$46.31
Tangible Book Value Per Share (1)	$41.31	$33.03	$41.31	$33.03
(1) Represents book value less goodwill and intangible assets divided by number of shares outstanding.

Annual Highlights
•Record gross revenue for the fourth quarter and full year
•Record pre-tax income and net income for the fourth quarter and full year
•Record basic and diluted earnings per share for the fourth quarter and full year
•Record revenue and earnings for the fourth quarter and full year in Asset Management segment driven by record incentive fees from alternative investments
•Record revenue and earnings in Capital Markets segment for the fourth quarter and full year driven by record investment banking results
•Shareholders' Equity reached a record of $685.6 million as of December 31, 2020
•Book value and tangible book value per share reached record levels at December 31, 2020
•Client assets under administration and under management were both at record levels at December 31, 2020
Albert G. Lowenthal, Chairman and CEO commented, "The results for the fourth quarter and full year 2020 were outstanding and really showcased the strength of the platform and the dedication and commitment from our employees throughout this COVID-19 impacted year. The combination of a low interest rate environment, high volatility, and a robust rally in equities over the last nine months provided the impetus for extremely favorable results for the year. Our Capital Markets business continued to outperform with a record quarter and year for revenue and earnings, while the Wealth Management business continued to produce solid operating returns based on increased commission activity and higher fee income from assets under management. The Wealth Management business got a significant boost from the record performance of the hedge funds that we sponsor which led to an increase in incentive fees from alternative investments in the fourth quarter of 2020 which are measured and earned at the end of each year.
Investment banking had its best quarter ever as the Firm increased its market share during a robust period for equities issuance in the U.S. capital markets. M&A activity also picked up significantly during the fourth quarter with several notable advisory and placement fees. Equities and fixed income sales and trading activity continued to be brisk as volatility remained elevated during the period. The broader equities markets finished the year at record levels and were up 11.7% during the fourth quarter contributing to record assets under management at December 31, 2020, which will drive our advisory fee revenue for the first quarter of 2021.
Non-compensation expenses remained under close control and we were able to manage our operating environment throughout this year of remote work. At year-end we continued to operate with about 90% of our employees working from home amid the increase in the reported infection rate from COVID-19. We look forward to the return to some level of normalcy by the third quarter of 2021 as the rate of vaccination increases in the U.S. and around the world."

Segment Results (Unaudited)
('000s, except per share amounts or otherwise indicated)
	4Q-20	4Q-19	FY-20	FY-19
Private Client
Revenue	$217,743	$175,900	$642,083	$653,409
Pre-Tax Income	$39,362	$42,416	$122,844	$163,917
Assets Under Administration ($Bn)	$104.8	$91.0	$104.8	$91.0

Asset Management
Revenue	$72,851	$35,179	$130,274	$88,755
Pre-Tax Income	$56,911	$19,114	$71,625	$31,606
Asset Under Management ($Bn)	$38.8	$32.1	$38.8	$32.1

Capital Markets
Revenue	$131,651	$83,982	$426,752	$290,830
Pre-Tax Income (Loss)	$41,894	$(2,891)	$83,442	$(13,724)
Fourth Quarter Results

Private Client

Private Client reported revenue of $217.7 million for the fourth quarter of 2020, 23.8% higher compared with a year ago. Increased revenue reflected a marked increase in the transaction business, particularly in listed options as clients were encouraged by increased volatility and a particularly strong equities market, which also contributed to record high incentive fees. Pre-tax income of $39.4 million in the current quarter resulted in a pre-tax profit margin of 18.1%. Financial advisor headcount declined amid increased retirements to 1,002 at the end of the current quarter compared to 1,032 at the end of fourth quarter of 2019, although the productivity of our financial advisors increased significantly reflecting higher individual production levels.
Revenue:
•Retail commissions increased 10.3% from a year ago as a result of increased volatility and client participation
•Advisory fees increased 60.5% due to higher assets under management at September 30, 2020 compared with September 30, 2019 as well as higher incentive fees from alternative investments
◦Incentive fees allocated to this segment were $61.6 million for the current quarter versus $20.4 million last year
•Bank deposit sweep income decreased $18.5 million or 81.2% from a year ago due to lower short-term interest rates partially offset by higher average cash sweep balances
•Interest revenue declined 21.2% from a year ago due to lower short-term interest rates partially offset by higher average margin balances
•Other revenue increased 49.8% compared with a year ago primarily due to increases in the cash surrender value of Company-owned life insurance policies
Total Expenses:
•Compensation expenses increased 46.4% compared with a year ago primarily due to increased production and deferred compensation costs which are directly tied to commissionable revenue.
◦During the current quarter, the Company incurred $9.4 million in expenses (versus a credit of $2.1 million in the prior quarter) related to its stock appreciate rights plan which tracks the Company's stock price
•Non-compensation expenses decreased 10.8% compared with a year ago primarily due to lower interest costs associated with the bank deposit sweep program

('000s, except otherwise indicated)
	4Q-20	4Q-19

Revenue	$217,743	$175,900
Commissions	$53,383	$48,407
Advisory Fees	$133,562	$83,205
Bank Deposit Sweep Income	$4,262	$22,729
Interest	$6,393	$8,110
Other	$20,143	$13,449

Total Expenses	$178,381	$133,484
Compensation	$151,774	$103,649
Non-compensation	$26,607	$29,835

Assets Under Administration ($Bn)	$104.8	$91.0
Cash Sweep Balances ($Bn)	$7.3	$4.9

Asset Management

Asset Management reported revenue of $72.9 million for the fourth quarter of 2020, 107.1% higher compared with a year ago. Pre-tax income was $56.9 million, an increase of 197.7% compared with a year ago.

Revenue:
•Advisory fee revenue increased 101.4% due to higher assets under management at September 30, 2020 compared with September 30, 2019 as well as higher incentive fees from alternative investments
◦Incentive fees allocated to this segment were $49.2 million for the current quarter versus $16.3 million last year
Assets under Management (AUM):
▪AUM hit a record level of $38.8 billion at December 31, 2020, which is the basis for advisory fee billings for the first quarter of 2021
▪The increase in AUM was comprised of higher asset values of $6.0 billion on existing client holdings and a net contribution of assets of $0.7 billion
Total Expenses:
•Compensation expenses were down 9.0% and non-compensation expenses were up 7.0% when compared with a year ago

('000s, except otherwise indicated)
	4Q-20	4Q-19

Revenue	$72,851	$35,179
Advisory Fees	$70,847	$35,176
Other	$2,004	$3

Total Expenses	$15,940	$16,065
Compensation	$7,104	$7,806
Non-compensation	$8,836	$8,259

AUM ($Bn)	$38.8	$32.1

Capital Markets

Capital Markets reported revenue of $131.7 million for the fourth quarter of 2020, 56.8% higher compared with a year ago. Pre-Tax income was $41.9 million compared with a pre-tax loss of $2.9 million a year ago.

Revenue:
Investment Banking
•Advisory fees earned from investment banking activities increased 147.9% compared with a year ago driven by increased M&A activity and fees associated with a significant number of capital raising transactions (PIPEs) in the healthcare and technology sectors completed during the period
•Equities underwriting fees increased 203.5% compared with a year ago due to significantly higher levels of capital issuances in the equity markets
•Fixed income underwriting fees were down 61.7% compared with a year ago primarily due to lower levels of emerging market issuances partially offset by increases in public finance issuances
Sales and Trading
•Equities sales and trading increased 39.0% compared with a year ago due to continued elevated volatility in the equities markets and an increase in market share
•Fixed Income sales and trading increased 0.7% compared to the prior year

Total Expenses:
•Compensation expenses increased 11.9% compared with the prior year primarily due to increased production and incentive compensation tied to increases in revenue
•Non-compensation expenses decreased 15.9% compared with a year ago due to decreased interest costs and reduced costs associated with business travel and entertainment

('000s)
	4Q-20	4Q-19

Revenue	$131,651	$83,982

Investment Banking	$78,048	$40,633
Advisory Fees	$32,749	$13,211
Equities Underwriting	$39,205	$12,916
Fixed Income Underwriting	$5,474	$14,281
Other	$620	$225

Sales and Trading	$52,723	$42,903
Equities	$34,546	$24,859
Fixed Income	$18,177	$18,044

Other	$880	$446

Total Expenses	$89,757	$86,873
Compensation	$67,070	$59,911
Non-compensation	$22,687	$26,962

Full Year Results

Private Client

Private Client reported revenue of $642.1 million for the year ended December 31, 2020, 1.7% lower compared with a year ago. Pre-tax income of $122.8 million in the year end resulted in a pre-tax profit margin of 19.1%.
Revenue:
•Retail commissions increased 11.0% from a year ago as a result of increased volatility and client participation in active equities-related markets including options
•Advisory fees increased 23.4% due to increases in management fees from advisory programs and incentive fees from alternative investments during the year
◦Incentive fees allocated to this segment were $61.7 million for the 2020 year versus $20.8 million last year
•Bank deposit sweep income decreased $82.6 million or 70.3% from a year ago due to lower short-term interest rates partially offset by higher average cash sweep balances
•Interest revenue declined 29.8% from a year ago due to lower short-term interest rates partially offset by higher average margin balances
•Other revenue decreased 1.8% primarily due to decreases in the cash surrender value of Company-owned life insurance policies
Total Expenses:
•Compensation expenses increased 13.6% from a year ago primarily due to increased production and share-based compensation costs partially offset by lower deferred compensation
•Non-compensation expenses decreased 15.5% from a year ago primarily due to lower interest, legal and regulatory as well as travel and entertainment costs

('000s)
	FY-20	FY-19

Revenue	$642,083	$653,409
Commissions	$209,447	$188,690
Advisory Fees	$326,858	$264,839
Bank Deposit Sweep Income	$34,829	$117,422
Interest	$25,148	$35,811
Other	$45,801	$46,647

Total Expenses	$519,239	$489,492
Compensation	$412,021	$362,665
Non-compensation	$107,218	$126,827

Asset Management

Asset Management reported revenue of $130.3 million for the year ended December 31, 2020, 46.8% higher compared with a year ago. Pre-tax income was $71.6 million, an increase of 126.6% compared with a year ago.

Revenue:
•Advisory fee revenue increased 44.5% from a year ago due to higher assets under management during the year as well as higher incentive fees from alternative investments
◦Incentive fees allocated to this segment were $49.4 million for the 2020 year versus $16.7 million last year
Assets under Management (AUM):
▪AUM hit a record level of $38.8 billion at December 31, 2020, which is the basis for advisory fee billings for the first quarter of 2021
▪The increase in AUM was comprised of higher asset values of $6.0 billion on existing client holdings and a net contribution of assets of $0.7 billion
Total Expenses:
•Compensation expenses were down 0.2% and non-compensation expenses were up 4.9% when compared to the prior year

('000s)
	FY-20	FY-19

Revenue	$130,274	$88,755
Advisory Fees	$128,258	$88,748
Other	$2,016	$7

Total Expenses	$58,649	$57,149
Compensation	$25,128	$25,180
Non-compensation	$33,521	$31,969

AUM ($Bn)	$38.8	$32.1

Capital Markets
Capital Markets reported revenue of $426.8 million for the year ended December 31, 2020, 46.7% higher compared with a year ago. Pre-Tax income was $83.4 million compared with a pre-tax loss of $13.7 million a year ago.

Revenue:
Investment Banking
•Advisory fees earned from investment banking activities increased 50.7% compared with a year ago driven by increased M&A activity and fees associated with a significant number of capital raising transactions (PIPES) in the healthcare and technology sectors completed during the year
•Equities underwriting fees increased 153.0% compared with a year ago due to significantly higher levels of capital issuances in the equity markets particularly in healthcare and technology sectors
•Fixed income underwriting fees were up 10.6% compared with a year ago primarily driven by public finance issuances during the year, partially offset by lower underwriting fees in emerging markets
Sales and Trading
•Equities sales and trading increased 30.9% compared with a year ago due to elevated volatility in the equities markets during the year
•Fixed Income sales and trading increased 14.9% compared with a year ago driven by robust trading in taxable fixed income during the year

Total Expenses:
•Compensation expenses increased 29.8% compared with a year ago primarily due to increased production and incentive compensation tied to increases in revenue
•Non-compensation expenses were 17.2% lower compared with a year ago due to decreased interest costs and reduced costs associated with business travel and entertainment and conferences

('000s)
	FY-20	FY-19

Revenue	$426,752	$290,830

Investment Banking	$206,098	$113,369
Advisory Fees	$80,534	$53,424
Equities Underwriting	$103,276	$40,813
Fixed Income Underwriting	$20,394	$18,447
Other	$1,894	$685

Sales and Trading	$217,711	$175,616
Equities	$130,668	$99,848
Fixed Income	$87,043	$75,768

Other	$2,943	$1,845

Total Expenses	$343,310	$304,554
Compensation	$251,697	$193,861
Non-compensation	$91,613	$110,693

Other Matters

•Shareholders' equity reached a record high of $685.6 million at December 31, 2020
•The Board of Directors announced a quarterly dividend in the amount of $0.12 per share for the fourth quarter of 2020 payable on February 26, 2021 to holders of Class A non-voting and Class B voting common stock of record on February 12, 2021
•The Company paid a special dividend of $1.00 per share to holders of Class A non-voting and Class B voting common stock on December 30, 2020 in the amount of $12.5 million bringing total 2020 dividends to $1.48 per share compared to $0.48 per share in 2019
•Level 3 assets, comprised of auction rate securities, were $30.7 million as of December 31, 2020
•Compensation expense as a percentage of revenue was higher at 64.3% during the current year versus 63.6% last year
•The effective tax rate for the current year was 27.2% compared with 29.3% for the prior year. The lower tax rate in the current year was primarily due to significantly higher pre-tax income in the current year compared to that of the prior year while non-deductible expenses were relatively stable over the same period.

(In millions, except percentages, number of shares and per share amounts)
	FY-20	FY-19
Capital
Senior Secured Notes	$123.8	$149.5
Shareholders' Equity	$685.6	$592.7
Regulatory Net Capital (1)	$274.5	$223.4
Regulatory Excess Net Capital (1)	$250.1	$206.7

Common Stock Repurchases
Repurchases	$15.0	$8.4
Number of Shares	718,522	323,249
Average Price	$20.94	$25.99

Period End Shares	12,481,443	12,798,368
Effective Tax Rate	27.2%	29.3%

(1) Attributable to Oppenheimer & Co. Inc. broker-dealer

Coronavirus Pandemic ("COVID-19")

The Company continues to monitor the effects of the pandemic both on a national level as well as regionally and locally and is responding accordingly. In addition, we continue to provide frequent communications to clients, employees, and regulators. We have adopted enhanced cleaning practices and other health protocols in our offices, taken measures to significantly restrict non-essential business travel and have practices in place to mandate that employees who may have been exposed to COVID-19, or show any relevant symptoms, self-quarantine. In early March 2020, the Company executed on its Business Continuity Plan whereby the vast majority of our employees began to work remotely with only "essential" employees reporting to our offices. We accomplished this by significantly expanding the use of technology infrastructure that facilitates remote operations. Our ability to avoid significant business disruptions is reliant on the continued ability to have the vast majority of employees work remotely. To date, there have been no significant disruptions to our business or control processes as a result of this dispersion of employees. Recent outbreaks in various states indicate that COVID-19 will continue to impact the economy and, by extension, our business, well into 2021. We currently anticipate that a large number of our employees will continue to work remotely for the indefinite future until vaccinations are more widely administered.

Company Information

Oppenheimer Holdings Inc., through its operating subsidiaries, is a leading middle market investment bank and full service broker-dealer that is engaged in a broad range of activities in the financial services industry, including retail securities brokerage, institutional sales and trading, investment banking (corporate and public finance), equity and fixed income research, market-making, trust services, and investment advisory and asset management services. With roots tracing back to 1881, the Company is headquartered in New York and has 92 retail branch offices in the United States and institutional businesses located in London, Tel Aviv, and Hong Kong.

Forward-Looking Statements

This press release includes certain "forward-looking statements" relating to anticipated future performance including the projected impact of COVID-19 on the Company's business, financial performance, and operating results. The following factors, among others, could cause actual results to vary from the forward-looking statements: the severity and duration of COVID-19; COVID-19's impact on the U.S. and global economies; and Federal, state and local governmental responses to COVID-19. For a discussion of the factors that could cause future performance to be different than anticipated, reference is made to Factors Affecting "Forward-Looking Statements" and Part 1A – Risk Factors in the Company's Annual Report on Form 10-K for the year ended December 31, 2019 and Item 1 – Risk Factors in the Company’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2020, June 30, 2020 and September 30, 2020.

Oppenheimer Holdings Inc.
Consolidated Income Statements (Unaudited)
('000s, except number of shares and per share amounts)

	For the Three Months Ended December 31,			For the Year Ended December 31,
	2020	2019	% Change	2020	2019	% Change
REVENUE
Commissions	$97,971	$81,182	20.7	$395,097	$320,114	23.4
Advisory fees	204,521	118,430	72.7	455,261	353,671	28.7
Investment banking	84,139	44,364	89.7	222,298	126,211	76.1
Bank deposit sweep income	4,262	22,730	(81.2)	34,829	117,422	(70.3)
Interest	8,827	12,102	(27.1)	33,477	50,723	(34.0)
Principal transactions, net	8,975	8,005	12.1	27,874	30,094	(7.4)
Other	14,213	9,068	56.7	29,831	35,144	(15.1)
Total revenue	422,908	295,881	42.9	1,198,667	1,033,379	16.0
EXPENSES
Compensation and related expenses	244,073	190,292	28.3	770,997	657,714	17.2
Communications and technology	21,443	20,131	6.5	82,132	81,588	0.7
Occupancy and equipment costs	15,741	15,342	2.6	62,352	62,198	0.2
Clearing and exchange fees	4,917	5,483	(10.3)	22,978	21,962	4.6
Interest	2,779	7,978	(65.2)	15,680	45,687	(65.7)
Other	20,160	21,682	(7.0)	75,528	89,318	(15.4)
Total expenses	309,113	260,908	18.5	1,029,667	958,467	7.4
Pre-tax income	113,795	34,973	225.4	169,000	74,912	125.6
Income taxes	31,915	9,538	234.6	46,014	21,959	109.5
Net Income	$81,880	$25,435	221.9	$122,986	$52,953	132.3

Earnings per share
Basic	$6.56	$1.99	229.6	$9.73	$4.10	137.3
Diluted	$6.17	$1.84	235.3	$9.30	$3.82	143.5

Weighted average number of common shares outstanding
Basic	12,483,038	12,798,368	(2.5)	12,642,576	12,904,397	(2.0)
Diluted	13,263,754	13,860,637	(4.3)	13,217,335	13,851,832	(4.6)